Exhibit 10.31

March 13, 2023

Ehud Ernst, Audit Committee Chair

Ronny Yakov, Chief Executive Officer

The OLB Group, Inc.

200 Park Avenue, Suite 1700

New York, NY 10166

Daszkal Bolton, LLP completed a business combination agreement with CohnReznick LLP. As a result of this transaction, we wish to advise you that we will resign as the Company’s independent registered public accounting firm following its filing of the annual report on Form 10-K for the year ended December 31, 2022 with the Securities and Exchange Commission. We have reached this decision after substantial deliberation.

We will cooperate with your new accountants, To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company’s affairs.

We look forward to helping you make a smooth transition with your new accountants.

DASZKAL BOLTON LLP

For the Firm

Scott A. Walters, CPA
Partner